Exhibit 5.1

Squire Patton Boggs (US) LLP 1230 Peachtree Street, NE Suite 1700 Atlanta, Georgia 30309

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squirepattonboggs.com

July 23, 2021

Old National Bancorp
One Main Street
Evansville, IN 47708

Ladies and Gentlemen,

We have acted as special counsel to Old National Bancorp, an Indiana corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of up to (i) 130,362,065 shares (the “Common Shares”) of common stock, no par value per share, of the Company (the “Common Stock”), (ii) 108,000 shares (the “Series A Preferred Shares”) of  7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”), of the Company, (iii) 122,500 shares (the “Series C Preferred Shares” and together with the Series A Preferred Shares, the “Preferred Shares”) of  7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, no par value (the “Series C Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”), of the Company, (iv) 4,320,000 depositary shares (the “Series A Depositary Shares”), representing the Series A Preferred Shares, and (v) 4,900,000 depositary shares (the “Series C Depositary Shares”), representing the Series C Preferred Shares, to be issued by the Company in connection with the merger of First Midwest Bancorp, Inc., a Delaware corporation (“First Midwest”), with and into the Company (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of May 30, 2021 (the “Merger Agreement”), by and between the Company and First Midwest.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the Registration Statement, the Merger Agreement, the Fifth Amended and Restated Articles of Incorporation of the Company (the “Old National Articles”), the Bylaws of the Company (the “Old National Bylaws”), the form of Amendment to the Old National Articles with respect to the increase in the number of authorized shares of Common Stock that is proposed to be adopted in connection with the Merger, the form of Amendment to the Old National Articles with respect to the rights and preferences of the Preferred Stock that is proposed to be adopted in connection with the Merger (the “Articles of Designations”), the form of Amendment to the Old National Bylaws that is proposed to be adopted in connection with the Merger, the Deposit Agreement, dated as of May 20, 2020, by and among First Midwest,  Computershare, Inc. and Computershare Trust Company, N.A., acting jointly as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares representing interests in the Company’s Series A Preferred Stock (the “Series A Deposit Agreement”), and form of depositary receipt described therein, the Deposit Agreement, dated as of June 24, 2020, by and among First Midwest,  Computershare, Inc. and Computershare Trust Company, N.A., acting jointly as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares representing interests in the Company’s Series C Preferred Stock (the “Series C Deposit Agreement”), and form of depositary receipt described therein, which we collectively refer to herein as the “Transaction Documents.” In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

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In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of each of the Transaction Documents by each party thereto (other than the Company); (vi) each such party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct; and (viii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues with the assistance of independent counsel.

The Company is an Indiana corporation, and we have not considered, and we express no opinion as to, any law other than the federal laws of the United States, the Indiana Business Corporation Law (including the statutory provisions in effect on the date hereof.  We have not considered, and we express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Common Shares to be issued by the Company pursuant to and in the manner contemplated by the terms of the Merger Agreement will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Common Shares have been issued and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Common Shares will be validly issued, fully paid and nonassessable; (ii) when the Articles of Designations substantially in the form filed as an exhibit to the Registration Statement has been duly filed with the Indiana Secretary of State and become effective in accordance with the Indiana Business Corporation Law, the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Preferred Shares have been issued and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Preferred Shares will be validly issued, fully paid and nonassessable; (iii) when the Series A Deposit Agreement has been duly assumed by the Company pursuant to the Merger Agreement, the Series A Preferred Shares represented by the Series A Depositary Shares have been issued as contemplated by the Registration Statement and have been received by the depositary upon conversion of the 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share, of First Midwest into the Series A Preferred Stock, and the depositary receipts evidencing the Series A Depositary Shares have been issued in accordance with the Series A Deposit Agreement and have become the issued Series A Depositary Shares of the Company as contemplated by the Registration Statement, such Series A Depositary Shares will constitute valid and legally binding obligations of the Company and will entitle the holders thereof to the rights specified in the Series A Deposit Agreement; and (iv) when the Series C Deposit Agreement has been duly assumed by the Company pursuant to the Merger Agreement, the Series C Preferred Shares represented by the Series C Depositary Shares have been issued as contemplated by the Registration Statement and have been received by the depositary upon conversion of the 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, no par value per share, of First Midwest into the Series C Preferred Stock, and the depositary receipts evidencing the Series C Depositary Shares have been issued in accordance with the Series C Deposit Agreement and have become the issued Series C Depositary Shares of the Company as contemplated by the Registration Statement, such Series C Depositary Shares will constitute valid and legally binding obligations of the Company and will entitle the holders thereof to the rights specified in the Series C Deposit Agreement.

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The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Transaction Documents or in any other agreement.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.  In addition, we consent to references to us under the heading “Legal Matters” in the joint proxy statement/prospectus contained in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP